Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
May 10, 2004

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2004

PLEASANTON, Calif., May 10, 2004 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported results for the first quarter ended March 31, 2004. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, including cardiovascular diseases and viral infections, such as those caused by Human Immunodeficiency Virus (HIV), in which lipids, or fat components, play a key role.

For the first quarter, the Company reported a net loss of $2.6 million, or $0.11 per share, on a basic and diluted basis, compared with a net loss of $3.6 million, or $0.17 per share, for the same period in the prior year. The Company’s net loss of $2.6 million includes approximately $400,000 of non-cash compensation charges related to the valuation of common stock options issued to consultants.

Operating expenses for the first quarter 2004 were $2.9 million versus $3.9 million during the same quarter in 2003. The decrease of 25% in operating expenses, year over year, was due primarily to the absence of restructuring charges that were recorded in the first quarter of 2003.

At March 31, 2004, the Company had $17.8 million in cash, cash equivalents, and short-term investments, and notes receivable of approximately $5.7 million. During the quarter ended March 31, 2004, the Company continued to make significant progress with the planned disposal of real estate assets by collecting principal payments and closing sales transactions for a total amount of $6.9 million.

Cash used for the Company’s operating activities was $2.7 million for the first quarter ended March 31, 2004, while during the same period, discontinued operations provided cash of $6.6 million, attributable primarily to the collection of principal payments from commercial real estate loans, as well as the disposition of all of the remaining land in New Mexico and California. The Company continues to believe that as a result of the successful implementation of its strategic plan initiative, the liquidation of real estate assets, strategic investment in the development of the Company’s HDL Therapy and Viral Immunotherapy platforms, and the prudent management of cash and working capital, sufficient working capital will be available to fund the Company’s operations through at least mid-2005.

According to Dr. S. Lewis Meyer, President and Chief Executive Officer, “As we have previously reported, Lipid Sciences continues to achieve important milestones in the parallel development of our HDL Therapy and Viral Immunotherapy platforms. Our Scientific Advisory Board recently reviewed a significant body of new data from our HDL Therapy development program and has reported to senior management that the demonstration of the selective delipidation of HDL in human plasma constitutes a remarkable scientific breakthrough. We are confident that we can now capitalize on this scientific milestone and complete the development of our proprietary system designed to deliver a therapy to systemically combat cardiovascular disease. With respect to our Viral Immunotherapy platform, we continue to move forward on our non-human primate studies to provide ‘proof of principle’ that viral particle delipidation can be used as the basis for developing a therapeutic treatment for HIV.”

While the Board of Directors continues to actively evaluate third-party inquiries being received relative to our HDL Therapy platform, the Company is not able to comment on the specific content of, or identify the parties associated with, these inquiries.

Lipid Sciences’ Scientific Advisory Board Reviews HDL Therapy Data—Major Scientific Breakthrough Noted

Significant new data related to the Company’s HDL Therapy platform was reviewed at a meeting of the Lipid Sciences’ Advisory Board (SAB) held on April 27, 2004. The data presented at the meeting demonstrated that the Company’s proprietary delipidation technology for the selective removal of lipids from HDL creates a pre-beta HDL particle without altering LDL or other lipoproteins. This pre-beta particle is known to be the most effective particle for removing cholesterol from arterial plaque—the implication being that Lipid Sciences’ HDL Therapy has the potential to dramatically alter the treatment of cardiovascular disease.

Studies conducted by the Company and a collection of preeminent experts in the field of lipoproteins, under the direction of SAB Chairman, Dr. H. Bryan Brewer, Jr., sought to demonstrate proof of concept of selective delipidation. The results that were presented confirmed for the first time that selective delipidation of HDL in plasma is achievable and that the resulting modified HDL particle is highly efficient at removing cholesterol from cells.

Given these results and the endorsement of the Lipid Sciences’ SAB to continue with the aggressive development of the Company’s HDL Therapy platform, and with significant advancement of the development of the associated simple and cost-effective delivery system, the Company continues to plan to meet with the FDA later this year to establish a path toward the initiation of a human clinical trial for this HDL Therapy platform.

Pre-Clinical Data Presented at Keystone Symposium

Lipid Sciences presented pre-clinical data for its Viral Immunotherapy platform at the Keystone Symposium, HIV Vaccine Development: Progress and Prospects, in mid-April. The data illustrated that Simian Immunodeficiency Virus (SIV, a surrogate for HIV) which had been delipidated by Lipid Sciences’ proprietary process, resulted in a broad humoral and cell-mediated immune response in a mouse model at an extremely low antigen dose. Given that both these responses are believed to be required to effectively treat HIV infection, Lipid Sciences’ data support the premise that delipidating HIV has the potential to be used for the development of a therapeutic treatment for HIV-infected patients. Positive in vitro and pre-clinical animal study results have led the Company to launch a series of non-human primate studies to further validate its Viral Immunotherapy platform.

The Keystone Symposium is a non-profit organization directed and supported by the scientific community. Their HIV Vaccine Development meeting has gained a reputation as the most important forum for presenting new data in the area of HIV research and is attended by recognized experts in the field worldwide.

Lipid Sciences to Present at Rodman and Renshaw Techvest Global Healthcare Conference

The Company will make a presentation on May 12, 2004 at the Rodman and Renshaw Techvest Global Healthcare Conference, an institutional and individual investor conference to be held in London. Areas of investigation that will be represented by some 175 presenting companies include: autoimmune diseases, cardiovascular diseases, infectious diseases, medical devices, and therapeutic vaccines. Please log on to www.wallstreetwebcasting.com/webcast/rrshq2/lipid/ to listen to a webcast of this presentation that will be available from May 12, 2004 for a period of 90 days.

Annual Meeting of Stockholders

The 2004 Annual Meeting of Stockholders of Lipid Sciences, Inc. will be held at the Company’s executive offices in Pleasanton, California on Thursday, June 17, 2004 at 8:00 a.m. Pacific Daylight Time. An Annual Report, Proxy Statement and proxy card were mailed on April 29, 2004 to stockholders of record as of April 19, 2004.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role. The Company’s technologies are based on a unique patented process, known as delipidation, which removes lipids from targeted proteins. The Company’s Viral Immunotherapy Platform is focused on the removal of lipid coatings from viruses and other lipid-containing infectious agents by application of its delipidation technology. The Company believes that removing the infectious agent’s protective lipid coating exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced response to the infectious agent. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile and SARS. The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation which can result in a fatal myocardial infarction (heart attack). Regression of such plaques may have a major impact on reducing the risk of acute coronary events.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the pre-clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; an economic downturn in the real estate market; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheet (Unaudited)

		December 31,
(In thousands, except share amounts)	March 31, 2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$10,287	$4,905
Short-term investments	7,479	8,955
Prepaid expenses	348	428
Other current assets	55	131
Current assets of discontinued operations	147	6,795

Total current assets	18,316	21,214
Property and equipment	626	667
Notes receivable	5,513	5,513
Restricted cash	318	318

Total assets	$24,773	$27,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,008	$1,340
Related party payables	—	288
Accrued royalties	375	250
Accrued compensation	454	554
Income taxes payable	7	18
Current liabilities of discontinued operations	118	269

Total current liabilities	1,962	2,719
Deferred rent	32	34

Total liabilities	1,994	2,753

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,623,178 and 24,259,450 shares issued and outstanding at March 31, 2004 and December 31, 2003 respectively	25	24
Additional paid-in capital	67,889	67,426
Deficit accumulated in the development stage	(45,135)	(42,491)

Total stockholders’ equity	22,779	24,959

Total liabilities and stockholders’ equity	$24,773	$27,712

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)*

			Period from
			Inception
			(May 21,
	Three Months Ended		1999) to
	March 31,		March 31,
(In thousands, except per share amounts)	2004	2003	2004
Revenue	$—	$—	$—
Operating expenses:
Research and development	1,828	2,431	37,798
Selling, general and administrative	1,066	1,434	17,691

Total operating expenses	2,894	3,865	55,489

Operating loss	(2,894)	(3,865)	(55,489)
Interest and other income	188	218	2,953

Loss from continuing operations	(2,706)	(3,647)	(52,536)
Income tax (expense)/benefit	—	(95)	8,002

Net loss from continuing operations	(2,706)	(3,742)	(44,534)

Discontinued operations:
Income/(loss) from discontinued operations	62	154	(422)
Income tax expense from discontinued operations	—	—	(179)

Income/(loss) from discontinued operations – net	62	154	(601)

Net loss	$(2,644)	$(3,588)	$(45,135)

Earnings/(loss) per share – basic and diluted:
Net (loss) per share continuing operations	$(0.11)	$(0.18)
Earnings per share discontinued operations	$0.00	$0.01
Net loss per share	$(0.11)	$(0.17)

Weighted average number of common shares outstanding – basic and diluted	24,437	21,141

*	Certain prior period amounts have been reclassified to conform to the current period’s presentation. Such reclassifications had no material effect on the Company’s previously reported consolidated financial position, results of operations or cash flows.